Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284566

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

SUPPLEMENT NO. 8 DATED JUNE 9, 2025

TO THE PROSPECTUS, DATED FEBRUARY 14, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of StratCap Digital Infrastructure REIT, Inc., dated February 14, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to provide an update on the status of our public offering;
•	to disclose an additional investment in us by StratCap Investment Management, LLC (our “sponsor”);
•	to update disclosure in connection with our sponsor’s investment;
•	to provide an update regarding our distributions;
•	to disclose the change of our principal executive office address; and phone number; and
•	to update disclosure of our stock ownership by certain beneficial owners and management.

Status of Our Offering

Our registration statement on Form S-11 for our initial public offering, or the Offering, of $575,000,000 of shares of Class D shares, Class I shares, Class S shares and Class T shares, consisting of up to $500,000,000 of Class D shares, Class I shares, Class S shares and Class T shares in our primary offering and up to $75,000,000 of Class D shares, Class I shares, Class S shares and Class T shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission on February 14, 2025. As of the date of this Supplement, we had accepted investors’ subscriptions for and issued approximately 518,378 shares of Class I common stock and 9,443 shares of Class T common stock, resulting in receipt of gross proceeds of approximately $5,305,147 and $100,000, respectively.

Investment by Our Sponsor

On June 5, 2025, our board of directors approved an additional investment in the Company by our sponsor through the purchase of 237,826.3417 Class I shares at $10.2370 per share, resulting in the receipt of gross proceeds by the Company of approximately $2,434,628 on June 6, 2025.

Disclosure Related to the Investment by Our Sponsor

The following supersedes and replaces the risk factor entitled “Our stockholders may be more likely to sustain a loss on their investment because our sponsor does not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies” on page 29 of the Prospectus:

Our stockholders may be more likely to sustain a loss on their investment because our sponsor does not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Our sponsor initially held a $200,000 investment in us through the purchase of approximately 20,000 Class IX shares at $10.00 per share. On May 1, 2025, our sponsor made an additional equity investment through the purchase of 261,004.42 Class I shares, resulting in the receipt of gross proceeds by the Company of approximately $2,670,519. Additionally, on June 6, 2025, our sponsor made an additional equity investment through the purchase of 237,826.34 Class I shares, resulting in the receipt of gross proceeds by the Company of approximately $2,434,628. As a result, our sponsor will have limited exposure to loss in value of our stock. With this limited exposure, our investors may be at a greater risk of loss because our sponsor may have less to lose from a decrease in the value of our stock as does a sponsor that makes more significant equity investments in its company.

Authorization of Distributions

The following information supplements, and should be read in conjunction with, information in the Prospectus regarding distributions paid to stockholders:

Our board of directors authorized daily gross distributions to our stockholders of record as of the close of business on each day of the period commencing on July 1, 2025 through September 30, 2025 for each class of shares of our common stock in the amount of $0.001479452 per share. These distributions will be paid or reinvested in shares of common stock on a monthly basis in arrears, net of, as applicable, stockholder servicing fees that are payable monthly with respect to certain classes of shares of our common stock.

New Principal Executive Office Address

The following information supersedes and replaces all references in the Prospectus to our principal executive office address:

Effective as of June 5, 2025, our principal executive office, along with the principal executive office of our sponsor, StratCap Investment Management, LLC, relocated to 30 Rockefeller Plaza, Suite 2050, New York, NY 10112. Our telephone number at that address is (475) 282-0861.

Stock Ownership of Certain Beneficial Owners and Management

The following supersedes and replaces the section of the Prospectus entitled “STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 180:

The following table sets forth, as of June 6, 2025, information regarding the number and percentage of shares of our common stock owned by each director, our executive officers, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes securities that a person has the right to acquire within 60 days. The address for each of the persons named below is in care of our principal executive offices at 30 Rockefeller Plaza, Suite 2050, New York, NY 10112.

Name of Beneficial Owner	Number of Class I Shares Beneficially Owned		Number of Class IX Shares Beneficially Owned		Percent of Shares Beneficially Owned
StratCap Investment Management, LLC(1)	498,831		24,024		4.2%
Directors
James Condon		(2)		(2)	*
Daniel Green	-		6,557		*
Jeff Hersh	-		4,371		*
Kate Mitchell	-		4,371		*
Kimberly Arth	-		2,612		*
Isiah Thomas	-		1,514		*
Simon Mitchell		(3)		(3)	*
Andrew Selim		(4)		(4)	*
Adam Baxter		(5)		(5)	*
Executive Officers
Abarna Meecham	-		-		-
All officers and directors as a group (10 persons)					*

* Represents less than 1%.

(1) StratCap Investment Management, LLC is wholly-owned by StratCap, LLC, which is wholly-owned by HMC USA Holdings LLC, which is wholly-owned by HMC Capital. As a result, the shares disclosed as beneficially owned by StratCap Investment Management, LLC are also included in the aggregate number of shares beneficially owned by Messrs. Mitchell, Selim and Baxter. The address of each of StratCap Investment Management, LLC and StratCap, LLC is 30 Rockefeller Plaza, Suite 2050, New York, NY 10112 and the address of HMC Capital is Level 7, Gateway, 1 Macquarie Place, Sydney NSW 2000, Australia.

(2) Mr. Condon is an officer of HMC USA Holdings LLC, which is wholly-owned by HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares, and may be deemed to be an indirect beneficial owner of shares held by StratCap Investment Management, LLC. Mr. Condon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Mr. Mitchell is a Managing Director of HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares, and may be deemed to be an indirect beneficial owner of shares held by StratCap Investment Management, LLC. Mr. Mitchell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4) Mr. Selim is an officer of HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares, and may be deemed to be an indirect beneficial owner of shares held by StratCap Investment Management, LLC. Mr. Selim disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5) Mr. Baxter is a Managing Director of HMC Capital, the indirect parent of StratCap Investment Management, LLC, which directly owns Class I shares and Class IX shares. Mr. Baxter disclaims beneficial ownership of the shares held by StratCap Investment Management, LLC, except to the extent of his pecuniary interest.

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